Exhibit 99.1
PRESS RELEASE

For Immediate Release
Ormat Technologies Contact:	Investor Relations Contact
Dita Bronicki	Todd Fromer / Marybeth Csaby
CEO	KCSA Strategic Communications
775-356-9029	212-896-1215 / 212-896-1236
dbronicki@ormat.com	tfromer@kcsa.com / mcsaby@kcsa.com
ORMAT TECHNOLOGIES REPORTS RECORD FOURTH QUARTER 2008 AND YEAR-END
RESULTS
RENO, Nevada, February 24, 2009 — Ormat Technologies, Inc. (NYSE: ORA) today announced results for the fourth quarter and full year ended December 31, 2008.
Highlights of the company performance include:
•	Revenues increased 35.2% for the quarter to $95.5 million and 16.5% for the year to $344.8 million.
•	Net income increased 31.3% to $11.7 million in the quarter and 82.0% to $49.8 million for the year.
•	Earnings per share increased 18.2 % to $0.26 in the quarter and 60% to $1.12 for the year.
•	Product backlog reached a record high of $194.0 million.
•	Ormat-owned generating capacity increased by 109 MW, an increase of over 25% during 2008.
Commenting on the results, Dita Bronicki, Chief Executive Officer of Ormat, stated: “It was a good year and quarter for Ormat, as reflected in our financial results. The fundamental business of the Company is in excellent condition and the benefits of the new Stimulus Act will further improve our future results. We substantially grew and improved the profitability of our Electricity and Products Segments, significantly increased the generating capacity in our Electricity Segment and ended the year with a record backlog in the Products Segment.
In our Electricity Segment, we have substantially completed the construction of several projects that have increased our generating portfolio by 109 MW to 505 MW. This organic growth includes:
•	phase II of the Olkaria III project in Kenya, which was completed during the fourth quarter of 2008 and is now in commercial operation;
•	the 50 MW North Brawley project, which reached the start up phase and will ramp up gradually with full capacity expected in the second quarter of 2009;
•	18 MW in 2 different geothermal projects; and
•	5.5 MW in the first of four OREG 2 recovered energy generation (REG) projects.”
Ms. Bronicki continued, “Looking ahead to 2009, in our Electricity Segment we expect to add approximately 34 MW to our generating portfolio. We had hoped to complete the 30 MW East Brawley project in 2009, but this project has been pushed back to 2010 due to permitting delays.”

“In support of future growth we have added 150,000 acres of new leases to our development inventory during 2008, a large acreage for future exploration activity. We have in place the capital resources to fund our CapEx requirement of about $250 million for our present growth plans in 2009”, Ms. Bronicki concluded.
Electricity revenues for the fourth quarter of 2008 were $62.1 million, an increase of 11.8%, compared to $55.5 million in the fourth quarter of 2007. The increase in electricity revenues is primarily attributable to a net increase in domestic electricity generation to 645,826 MWh for the quarter, up from 533,110 MWh in the same period of 2007 as a result of new plants coming on line and enhanced performance of existing plants. In addition, increased energy rates at the Puna project due to higher oil prices also helped boost electricity revenues. Current lower oil prices will reduce our revenues from the Puna project in 2009.
Revenues from the Products Segment for the three-month period ended December 31, 2008 were $33.4 million, compared to $15.1 million in the same period in 2007, an increase of 120.9%. Most of the increase in revenues was derived from two large geothermal projects, the Blue Mountain project in Nevada and the Centennial Binary Plant in New Zealand.
Adjusted EBITDA for the fourth quarter of 2008 was $31.5 million, compared to $25.2 million in the same quarter last year. Adjusted EBITDA includes operating income and depreciation and amortization totaling $1.3 million and $2.0 million for the quarters ended December 31, 2008 and 2007, respectively, related to the Company’s unconsolidated investments. The reconciliation of GAAP net income to Adjusted EBITDA is set forth below in this release.
Cash, cash equivalents and marketable securities as of December 31, 2008 decreased to $34.4 million from $60.7 million as of December 31, 2007. In addition, we have unutilized committed bank lines of credits aggregating $222.5 million.
On February 24, 2009, Ormat’s Board of Directors approved the payment of a quarterly cash dividend of $0.07 per share pursuant to the Company’s dividend policy, which targets an annual payout ratio of at least 20% of the Company’s net income, subject to Board approval. The dividend will be paid on March 26, 2009, to shareholders of record as of the close of business on March 16, 2009. The Company expects to pay a dividend of $0.06 per share in the next three quarters, compared to $0.05 per quarter in 2008.
Annual Results
For the year ended December 31, 2008, total revenues were $344.8 million, an increase of 16.5% from $296.0 million for the year ended December 31, 2007. Net income for the year ended December 31, 2008 was $49.8 million, or $1.12 per share (diluted), compared to $27.4 million, or $0.70 per share (diluted), for the year ended December 31, 2007. There were 44.3 million weighted average shares used in the computation of diluted earnings per share in the year ended December 31, 2008 and 38.9 million weighted average shares in the year ended December 31, 2007.
Electricity Segment revenues for the year ended December 31, 2008, were $252.3 million, an increase of 16.8% from $216.0 million for the year ended December 31, 2007. Products Segment revenues for the year ended December 31, 2008 were $92.6 million, an increase of 15.8% from $80.0 million in the year ended December 31, 2007.
For the year ended December 31, 2008, the Company’s gross margin was 29.6%, compared to 26.8% for the year ended December 31, 2007. Operating income for the year ended December 31, 2008 was $60.6 million, compared with $43.5 million for the year ended December 31, 2007, an increase of 39.5%. The increase in operating income is primarily attributable to increased revenues in both our Electricity and Products Segments as well as increased gross margins.
Adjusted EBITDA for the year ended December 31, 2008, was $124.7 million dollars, compared to $107.2 million for the year ended December 31, 2007. Adjusted EBITDA includes consolidated EBITDA and the Company’s share in the operating income and depreciation and amortization totaling $5.4 million and $14.6 million for the year ended December 31, 2008 and 2007, respectively, related to the Company’s unconsolidated investments.
Commenting on the outlook for 2009, Ms. Bronicki said, “We expect our 2009 Electricity Segment revenues to be between $280 million and $290 million. We also expect an additional $9 million of revenues from our share of electricity revenue generated by a subsidiary, which is accounted for under the equity method. With regard to our Products Segment, we expect that our 2009 revenues will be between $100 million and $120 million.”
Conference Call Details
Ormat will host a conference call to discuss its financial results and other matters discussed in this press release at 10:00 a.m. U.S. EST. on Wednesday, February 25, 2009. The call will be available as a live, listen-only webcast at www.ormat.com. During the webcast, management will refer to slides that will be posted on the web site. The slides and accompanying webcast can be accessed through the Event Calendar in the Investor Relations section of Ormat’s website.
A 30-day archive of the webcast will be available approximately 2 hours after the conclusion of the live call. A replay will be available from 12:00 p.m. EST on February 25, 2009 through 11:59 p.m. EST, March 1, 2009. Please call: (800) 642-1687 (U.S. and Canada) or (706) 645-9291 (International) and enter the code 82882042.
About Ormat Technologies
Ormat Technologies, Inc. is the only vertically-integrated company primarily engaged in the geothermal and recovered energy power business. The Company designs, develops, owns and operates geothermal and recovered energy-based power plants around the world. Additionally, the Company designs, manufactures and sells geothermal and recovered energy power units and other power-generating equipment, and provides related services. The Company has more than four decades of experience in the development of environmentally-sound power, primarily in geothermal and recovered-energy generation. Ormat products and systems are covered by more than 75 patents. Ormat currently operates the following geothermal and recovered energy-based power plants: in the United States — Brady, Heber, Mammoth, Ormesa, Puna, Steamboat and OREG 1; in Guatemala — Zunil and Amatitlan; in Kenya — Olkaria; in Nicaragua – Momotombo; and in New Zealand — GDL.
Ormat’s Safe Harbor Statement
Information provided in this press release may contain statements relating to current expectations, estimates, forecasts and projections about future events that are “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements generally relate to Ormat’s plans, objectives and expectations for future operations and are based upon its management’s current estimates and projections of future results or trends. Actual future results may differ materially from those projected as a result of certain risks and uncertainties. For a discussion of such risks and uncertainties, see “Risk Factors” as described in Ormat Technologies, Inc.’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 5, 2008 and on Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on November 6, 2008.

Ormat Technologies, Inc. and Subsidiaries
Condensed Consolidated Statements of Operations
For the Three and Twelve-months periods Ended December 31, 2008 and 2007
(Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2008	2007	2008	2007
	(in thousands, except per share amounts)
Revenues:
Electricity	$62,126	$55,545	$252,256	$215,969
Products	33,373	15,108	92,577	79,950

Total revenues	95,499	70,653	344,833	295,919

Cost of revenues:
Electricity	45,129	38,193	170,053	148,698
Products	25,271	12,852	72,755	68,036

Total cost of revenues	70,400	51,045	242,808	216,734

Gross margin	25,099	19,608	102,025	79,185

Operating expenses:
Research and development expenses	1,220	946	4,595	3,663
Selling and marketing expenses	2,699	2,794	10,885	10,645
General and administrative expenses	6,399	5,528	25,938	21,416

Operating income	14,781	10,340	60,607	43,461

Other income (expense):
Interest income	383	2,358	3,118	6,565
Interest expense	(348)	(5,147)	(7,677)	(26,983)
Foreign currency translation and transaction losses	(5,151)	(568)	(7,721)	(1,339)
Impairment of auction rate securities	(1,822)	(2,020)	(4,195)	(2,020)
Other non-operating income	443	295	771	890

Income before income taxes, minority interest, and equity in income of investees	8,286	5,258	44,903	20,574

Income tax provision (benefit)	(91)	475	(7,962)	(1,822)
Minority interest	3,095	2,297	11,166	3,882
Equity in income of investees	406	878	1,725	4,742

Net income	$11,696	$8,908	$49,832	$27,376

Earnings per share:
Basic	$0.26	$0.22	$1.13	$0.71

Diluted	$0.26	$0.22	$1.12	$0.70

Weighted average number of shares used in computation of earnings per share:
Basic	45,347	40,670	44,182	38,762

Diluted	45,423	40,852	44,298	38,880

Ormat Technologies, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets
As of December 31, 2008 and December 31, 2007
(Unaudited)

	December 31,
	2008	2007
	(in thousands)
Assets
Current assets:
Cash and cash equivalents	$34,393	$47,227
Marketable securities	—	13,489
Restricted cash, cash equivalents and marketable securities	24,439	29,236
Receivables:
Trade	49,839	46,519
Related entities	338	385
Other	15,654	9,008
Due from Parent	1,085	253
Inventories, net	13,724	10,312
Costs and estimated earnings in excess of billings on uncompleted contracts	6,982	3,608
Deferred income taxes	3,003	1,732
Prepaid expenses and other	16,222	7,059

Total current assets	165,679	168,828
Long-term marketable securities	1,994	2,762
Restricted cash, cash equivalents and marketable securities	2,951	5,605
Unconsolidated investments	30,559	30,560
Deposits and other	16,876	15,294
Deferred income taxes	13,965	12,427
Property, plant and equipment, net	958,186	743,386
Construction-in-process	386,501	234,014
Deferred financing and lease costs, net	16,127	14,044
Intangible assets, net	44,853	47,989

Total assets	$1,637,691	$1,274,909

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable and accrued expenses	$103,336	$75,836
Billings in excess of costs and estimated earnings on uncompleted contracts	15,670	4,818
Current portion of long-term debt:
Limited and non-recourse	6,676	7,667
Full recourse	—	1,000
Senior secured notes (non-recourse)	20,085	25,475
Due to Parent, including current portion of notes payable to Parent	16,616	31,695

Total current liabilities	162,383	146,491
Long-term debt, net of current portion:
Limited and non-recourse	7,814	14,490
Revolving credit line with banks	100,000	—
Senior secured notes (non-recourse)	252,060	273,840
Notes payable to Parent, net of current portion	9,600	26,200
Deferred lease income	74,427	76,198
Deferred income taxes	33,231	20,680
Liability for unrecognized tax benefits	3,425	5,330
Liabilities for severance pay	17,640	15,201
Asset retirement obligation	13,438	13,014

Total liabilities	674,018	591,444

Minority interest	117,245	65,382

Commitments and contingencies
Stockholders’ equity:
Common stock	45	41
Additional paid-in capital	701,273	513,109
Retained earnings	144,465	103,545
Accumulated other comprehensive income	645	1,388

Total stockholders’ equity	846,428	618,083

Total liabilities and stockholders’ equity	$1,637,691	$1,274,909

Ormat Technologies, Inc. and Subsidiaries
Reconciliation of adjusted EBITDA
(Unaudited)
We calculate EBITDA as net income before interest, taxes, depreciation and amortization, equity income of investees, minority interest and other non-operating expense (income). We calculate adjusted EBITDA to include operating income, depreciation and amortization, interest and taxes attributable to our equity investments in the Mammoth and Leyte Projects. EBITDA and adjusted EBITDA are not measurements of financial performance under accounting principles generally accepted in the United States of America and should not be considered as an alternative to cash flow from operating activities or as a measure of liquidity or an alternative to net earnings as indicators of our operating performance or any other measures of performance derived in accordance with accounting principles generally accepted in the United States of America. EBITDA and adjusted EBITDA are presented because we believe they are frequently used by securities analysts, investors and other interested parties in the evaluation of a Company’s ability to service and/or incur debt. However, other companies in our industry may calculate EBITDA and adjusted EBITDA differently than we do. The following table reconciles net income to EBITDA and adjusted EBITDA, for the three and twelve month periods ended December 31, 2008 and 2007:

	Three Months Ended December 31,		Year Ended December 31,
	2008	2007	2008	2007
	(in thousands)		(in thousands)
Net income	$11,696	$8,908	$49,832	$27,376
Adjusted for:
Equity in income of investees	(406)	(878)	(1,725)	(4,742)
Minority interest	(3,095)	(2,297)	(11,166)	(3,882)
Interest expense, net (including amortization of deferred financing costs)	1,787	4,809	8,754	22,438
Other non-operating expense	4,708	273	6,950	449
Income tax provision (benefit)	91	(475)	7,962	1,822
Depreciation and amortization	15,368	12,917	58,773	49,111

EBITDA	30,149	23,257	119,380	92,572
Equity in income of Mammoth-Pacific L.P. and Ormat Leyte	406	878	1,725	4,742
Depreciation, amortization, interest and taxes attributable to the Company’s equity in Mammoth-Pacific L.P. and Ormat Leyte	900	1,105	3,636	9,881

Adjusted EBITDA	$31,455	$25,240	$124,741	$107,195